Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 14, 2006, appearing in the Annual Report on Form 10-K of Max & Erma’s Restaurants, Inc. and subsidiary for the year ended October 29, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and change of accounting for conditional asset retirement obligations as required by Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143).
/s/ Deloitte & Touche LLP
Columbus, Ohio
April 16, 2007

11